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                                                                    EXHIBIT 4.03

                            MICRON ELECTRONICS, INC.

                           2001 EQUITY INCENTIVE PLAN

               An Assumption and Amendment and Restatement of the
                 HostPro, Inc. 2000 Equity Incentive Plan I and
                   HostPro, Inc. 2000 Equity Incentive Plan II

      1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Micron Electronics, the Company and other Subsidiaries, by offering them an opportunity to participate in the future performance of Micron Electronics through awards of Options and Restricted Stock. Capitalized terms not defined in the text are defined in
Section 22 hereof. This Plan, as amended and restated, constitutes the assumption and the amendment and restatement of the HostPro, Inc. 2000 Equity Incentive Plan I and HostPro, Inc. 2000 Equity Incentive Plan II (the "PRIOR PLANS").

      2.    SHARES SUBJECT TO THE PLAN.

            2.1 Number of Shares Available. Subject to Sections 2.2 and 17 hereof, the total number of Shares reserved for issuance pursuant to this Plan will be 6,858,000 Shares, which includes shares issued under the Prior Plans.(1) Subject to Sections 2.2 and 17 hereof, Shares subject to Awards previously granted under this Plan or the Prior Plans will again be available for grant and issuance in connection with future Awards under this Plan to the extent such
Shares: (i) cease to be subject to issuance of Options without being exercised;
(ii) are subject to an Award granted hereunder but the Shares subject to such Award are forfeited or repurchased by Micron Electronics at the original issue price; or (iii) are subject to an Award that otherwise terminates without Shares being issued. At all times Micron Electronics will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Awards granted and outstanding under this Plan.

            2.2 Adjustment of Shares. In the event that the number of outstanding shares of Micron Electronics Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Micron Electronics without consideration, then (i) the number of Shares reserved for issuance under this Plan, (ii) the Exercise Prices of and number of Shares subject to outstanding Options, (iii) the number of Shares that may be granted pursuant to Section 3, below, and (iv) the Purchase Prices of and number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of Micron Electronics and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee; and provided, further, that the Exercise Price of any Option may not be decreased to below the par value of the Shares.

      3. ELIGIBILITY. Options and Restricted Stock Awards may be granted to employees, officers, directors and consultants of Micron Electronics or a Subsidiary; provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. Neither Options nor Restricted Stock granted to Insiders may exceed in the aggregate fifty percent (50%) of all awards of Options or Restricted Stock under the Plan and employees who are not Insiders must receive at least fifty percent (50%) of such Options and Restricted Stock. A person may be granted more than one Award under this Plan. No person will be eligible to receive more than 2,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder,

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1  As of the date of this amendment and restatement to the Prior Plans,
   4,027,418 of the reserved Shares had been granted.


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other than new employees of Micron Electronics or a Subsidiary (including new employees who are also officers and directors of Micron Electronics or a Subsidiary), who are eligible to receive up to a maximum of 4,000,000 Shares in the calendar year in which they commence their employment.

      4.    ADMINISTRATION.

            4.1 Committee Authority. This Plan will be administered by the Committee or the Board if no Committee is created by the Board or to the extent required by the Code. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

            (a) construe and interpret this Plan, any Notice of Grant and any other agreement or document executed pursuant to this Plan;

            (b) prescribe, amend and rescind rules and regulations relating to this Plan;

            (c)   approve persons to receive Awards;

            (d)   determine the form and terms of Awards;

            (e) determine the number of Shares or other consideration subject to Awards;

            (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or awards under any other incentive or compensation plan of Micron Electronics or a Subsidiary;

            (g)   grant waivers of any conditions of this Plan or any Award;

            (h) determine the terms of vesting, exercisability and payment of Awards;

            (i) extend the vesting period or exercise period beyond a Participant's Termination Date;

            (j) accelerate the vesting or exercisability of any Award, including but not limited to acceleration following a Corporate Transaction;

            (k) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, any Notice of Grant, any Exercise Agreement and any Restricted Stock Purchase Agreement;

            (l)   determine whether an Award has been earned; and

            (m) make all other determinations necessary or advisable for the administration of this Plan.

            4.2 Committee Discretion. Unless in contravention of any express terms of this Plan or Award, any determination made by the Committee with respect to any Award will be made in its sole discretion either (i) at the time of grant of the Award, or (ii) subject to Section 5.8 hereof, at any later time. Any such determination will be final and binding on Micron Electronics, any Subsidiary and on all persons having an interest in any Award under this Plan. The Board or the Committee may delegate to one or more officers who are members of the Board of Micron Electronics the authority to grant an Award under this Plan to non-Section 16 officers.

      5. OPTIONS. The Committee may grant nonqualified stock options, the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:



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            5.1   Form of Option Grant. Each Option granted under this Plan will be evidenced by a Notice of Grant ("NOTICE OF GRANT"), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

            5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Committee. The Notice of Grant and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

            5.3 Exercise Period. Options may be exercisable immediately but subject to repurchase pursuant to Section 11 hereof or may be exercisable within the times or upon the events determined by the Committee as set forth in the Notice of Grant governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

            5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may have an Exercise Price that is less than Fair Market Value (but more than par value) on the date of grant. Payment for the Shares purchased must be made in accordance with
Section 7 hereof.

            5.5 Method of Exercise. Options may be exercised only by delivery to Micron Electronics of a written stock option exercise agreement (the "EXERCISE AGREEMENT") in a form approved by the Committee (which need not be the same for each Participant). The Exercise Agreement will state (i) the number of Shares being purchased, (ii) the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and (iii) such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by Micron Electronics to comply with applicable securities laws. Participant shall execute and deliver to Micron Electronics the Exercise Agreement together with payment in full of the Exercise Price, and any applicable taxes, for the number of Shares being purchased.

            5.6   Termination. Subject to earlier termination pursuant to
Section 17 hereof and notwithstanding the exercise periods set forth in the Notice of Grant, exercise of an Option will always be subject to the following:

            (a) If the Participant is Terminated for any reason other than death, Disability or for Cause, then the Participant may exercise such Participant's Options only to the extent that such Options are exercisable upon the Termination Date or as otherwise determined by the Committee. Such Options must be exercised by the Participant, if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within thirty
                  (30) days after the Termination Date (or within such longer time period, not exceeding five (5) years, after the Termination Date as may be determined by the Committee), but in any event, no later than the expiration date of the Options.

            (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within thirty
                  (30) days after a Termination other than for Cause), then Participant's Options may be exercised only to the extent that such Options are exercisable by Participant on the Termination Date or as otherwise determined by the Committee. Such options must be exercised by Participant (or Participant's legal representative or authorized assignee), if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within twelve (12) months after the Termination Date (or within such shorter time period, not less than six (6) months, or within such longer time period, not exceeding five (5)



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                  years, after the Termination Date as may be determined by the
                  Committee), but in any event no later than the expiration date of the Options.

            (c) If the Participant is terminated for Cause, then Participant's Options shall expire on such Participant's Termination Date, or at such later time and on such conditions as are determined by the Committee.

            5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

            5.8 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 hereof for Options granted on the date the action is taken to reduce the Exercise Price; provided, further, that the Exercise Price will not be reduced below the par value of the Shares, if any.

      6.    RESTRICTED STOCK.

            6.1 Restricted Stock. A Restricted Stock Award is an offer by Micron Electronics to sell to an eligible person Shares that are subject to certain specified restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

                  (a) Form of Restricted Stock Award. All purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by a Notice of Grant ("RESTRICTED STOCK PURCHASE AGREEMENT") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The Restricted Stock Award will be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to Micron Electronics within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to Micron Electronics within such thirty (30) days, then the offer will terminate, unless otherwise determined by the Committee.

                  (b) Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award will be determined by the Committee and may be less than the Fair Market Value of the Shares on the date the Restricted Stock Award is granted or at the time the purchase is consummated. Payment of the Purchase Price must be made in accordance with Section 7 hereof.

                  (c) Restrictions. Restricted Stock Awards may be subject to the restrictions set forth in Section 11 hereof.

      7.    PAYMENT FOR SHARE PURCHASES.

            7.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

            (a) by cancellation of indebtedness of Micron Electronics or a Subsidiary owed to the Participant;



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            (b)   by surrender of shares that: (i) either (A) have been owned by
                  Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from Micron Electronics by use of a promissory note, such note has been fully paid with respect to such shares) or (B) were obtained by Participant in the public market and (ii) are clear of all liens, claims, encumbrances or security interests;

            (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code and any adverse accounting treatments; provided, however, that Participants who are not employees or directors of Micron Electronics or a Subsidiary will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares; provided, further, that the portion of the Exercise Price or Purchase Price, as the case may be, equal to the par value of the Shares must be paid in cash or other legal consideration permitted by law;

            (d) by waiver of compensation due or accrued to the Participant from Micron Electronics or a Subsidiary for services rendered;

            (e) with respect only to purchases upon exercise of an Option, and provided that a public market for Micron Electronics's stock exists: through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay the total Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to Micron Electronics; or

            (f)   by any combination of the foregoing.

            7.2 Loan Guarantees. The Committee may, in its sole discretion, elect to assist the Participant in paying for Shares purchased under this Plan by authorizing a guarantee by Micron Electronics of a third-party loan to the Participant.

      8.    WITHHOLDING TAXES.

            8.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, Micron Electronics may require the Participant to remit to Micron Electronics an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash by Micron Electronics, such payment will be net of an amount sufficient to satisfy federal, state, and local income and employment withholding tax requirements.

            8.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay Micron Electronics the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have Micron Electronics withhold from the Shares to be issued that minimum number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; but in no event will Micron Electronics withhold Shares if such withholding would result in adverse accounting consequences to Micron Electronics or a Subsidiary. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.

      9.    PRIVILEGES OF STOCK OWNERSHIP.



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            9.1   Voting and Dividends. No Participant will have any of the
rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of Micron Electronics will be subject to the same restrictions as the Restricted Stock. The Participant will have no right to retain such stock dividends or stock distributions with respect to Unvested Shares that are repurchased pursuant to Section 11 hereof. Micron Electronics will comply with any state blue sky regulations with respect to the voting rights of Common Stock.

      10.   TRANSFERABILITY.

            10.1 General Rule. Except as otherwise provided in this Section 10, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Notice of Grant.

            10.2 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant's lifetime only by (A) the Participant, (B) the Participant's guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by "permitted transfer;" or (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant's lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer of under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

      11. RESTRICTIONS ON SHARES. At the discretion of the Committee, Micron Electronics may reserve to itself and/or its assignee(s) in the Notice of Grant a right to repurchase Unvested Shares held by a Participant for cash and/or cancellation of purchase money indebtedness owed to Micron Electronics or a Subsidiary by the Participant following such Participant's Termination at any time within the later of ninety (90) days after the Participant's Termination Date and the date the Participant purchases Shares under the Plan at the Participant's Exercise Price or Purchase Price, as the case may be.

      12. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

      13. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant's Shares set forth in Section 11 hereof, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with Micron Electronics or an agent designated by Micron Electronics to hold in escrow until such restrictions have lapsed or terminated. The Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with Micron Electronics all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to Micron Electronics under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, Micron Electronics will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other



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collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve.

      14. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize Micron Electronics, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, shares of Common Stock of Micron Electronics (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

      15. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, Micron Electronics will have no obligation to issue or deliver certificates for Shares under this Plan prior to (i) obtaining any approvals from governmental agencies that Micron Electronics determines are necessary or advisable, and/or (ii) compliance with any exemption, completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that Micron Electronics determines to be necessary or advisable. Micron Electronics will not be under an obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and neither Micron Electronics nor any Subsidiary will have any liability for any inability or failure to do so.

      16. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with Micron Electronics or a Subsidiary or limit in any way the right of Micron Electronics or a Subsidiary to terminate Participant's employment or other relationship at any time, with or without Cause.

      17.   CORPORATE TRANSACTIONS.

            17.1 Assumption or Replacement of Awards by Successor. In the event of (i) a dissolution or liquidation of Micron Electronics, (ii) a merger or consolidation in which Micron Electronics is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of Micron Electronics in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of Micron Electronics or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), or (iii) a merger in which Micron Electronics is the surviving corporation but after which the stockholders of Micron Electronics immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with Micron Electronics in such merger) cease to own their shares or other equity interest in Micron Electronics, (each, a "CORPORATE TRANSACTION"), any or all outstanding Awards may be assumed, converted or replaced by the successor or acquiring corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor or acquiring corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor or acquiring corporation may also issue, in place of outstanding unvested Shares of Micron Electronics held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.

            In the event such successor or acquiring corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a Corporate Transaction described in this Subsection 17.1, then notwithstanding any other provision in this Plan to the contrary, the vesting of such Awards will accelerate and the Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the Corporate Transaction, they shall terminate in accordance with the provisions of this Plan. Notwithstanding



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anything in this Plan to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Awards granted pursuant to this Plan will accelerate upon a Corporate Transaction described in this Section
17. If the Committee exercises such discretion with respect to Options, such Options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the Corporate Transaction, they shall terminate at such time as determined by the Committee.

            17.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 17, in the event of the occurrence of any transaction described in Section 17.1 hereof, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

            17.3 Assumption of Awards by Micron Electronics. Micron Electronics, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Award under this Plan in substitution of such other company's award or (ii) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event Micron Electronics assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately). In the event Micron Electronics elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

      18. ADOPTION. This Plan will become effective on the date that it is adopted by the Board (the "EFFECTIVE DATE").

      19. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date or, if earlier, the date of stockholder approval. This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Minnesota.

      20. AMENDMENT OR TERMINATION OF PLAN. Subject to Section 5.8 hereof, the Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Notice of Grant or instrument to be executed pursuant to this Plan

      21. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

      22. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

            "AWARD" means any award under this Plan, including any Option or Restricted Stock Award.

            "BOARD" means the Board of Directors of Micron Electronics.

            "CAUSE" means Termination because of (i) any willful, material violation by the Participant of any law or regulation applicable to the business of Micron Electronics or a Subsidiary, the Participant's conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (ii) the Participant's commission of an act of personal dishonesty which involves personal profit in connection with Micron Electronics, a Subsidiary or any other entity having a business relationship with Micron Electronics, (iii) any material breach by the Participant of any provision of any agreement or understanding between Micron Electronics or a Subsidiary and the Participant regarding the terms of the Participant's service as an



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

employee, officer, director or consultant to Micron Electronics or a Subsidiary, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an employee, officer, director or consultant of Micron Electronics or a Subsidiary, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between Micron Electronics or a Subsidiary and the Participant, (iv) Participant's disregard of the policies of Micron Electronics or a Subsidiary so as to cause loss, damage or injury to the property, reputation or employees of Micron Electronics or a Subsidiary, or (v) any other misconduct by the Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Micron Electronics or a Subsidiary.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMITTEE" means the committee created and appointed by the Board to administer this Plan, or if no committee is created and appointed, the Board.

            "COMPANY" means HostPro, Inc., or any successor corporation.

            "DISABILITY" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

            "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

            "FAIR MARKET VALUE" means, as of any date, the value of a share of Micron Electronics Common Stock determined as follows:

            (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

            (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

            (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by The Wall Street Journal (or, if not so reported, as otherwise reported by any newspaper or other source as the Board may determine); or

            (d) if none of the foregoing is applicable, by the Committee in good faith.

            "FAMILY MEMBER" includes any of the following:

            (a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

            (b) any person (other than a tenant or employee) sharing the Participant's household;

            (c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

            (d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

            (e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

            "INSIDER" means an officer or director of Micron Electronics, Inc. or a Subsidiary or any other person whose transactions in Micron Electronics Common Stock are subject to Section 16 of the Securities Exchange Act of 1934, as amended.

            "MICRON ELECTRONICS" means Micron Electronics, Inc.

            "NOTICE OF GRANT" means, with respect to each Award, the written agreement between Micron Electronics and the Participant setting forth the terms and conditions of the Award, including the Restricted Stock Purchase Agreement.

            "OPTION" means an award of an option to purchase Shares pursuant to
Section 5 hereof.

            "PARTICIPANT" means a person who receives an Award under this Plan.

            "PLAN" means this Micron Electronics, Inc. 2001 Equity Incentive Plan, as amended from time to time.

            "PURCHASE PRICE" means the price at which a Participant may purchase Restricted Stock.

            "RESTRICTED STOCK" means Shares purchased pursuant to a Restricted Stock Award.

            "RESTRICTED STOCK AWARD" means an award of Shares pursuant to
Section 6 hereof.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SHARES" means shares of the Micron Electronics, Inc. Common Stock, $0.01 par value, reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 17 hereof, and any successor security.

            "SUBSIDIARY" means any corporation (other than Micron Electronics), including the Company, in an unbroken chain of corporations beginning with Micron Electronics if each of the corporations other than the last corporation in the unbroken chain owns stock representing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            "TERMINATION" or "TERMINATED" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director or consultant to Micron Electronics or a Subsidiary. A Participant will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days (a) unless reinstatement upon the expiration of such leave is guaranteed by contract or statute, or (b) unless provided otherwise pursuant to formal policy adopted from time to time by the Board and issued and promulgated in writing. In the case of any Participant on
(i) sick leave, (ii) military leave or (iii) an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from Micron Electronics or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Notice of Grant. The

Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

            "UNVESTED SHARES" means "Unvested Shares" as defined in the Notice of Grant.

            "VESTED SHARES" means "Vested Shares" as defined in the Notice of Grant.

                                                                 NO. ___________

                            MICRON ELECTRONICS, INC.

                           2001 EQUITY INCENTIVE PLAN

                                 NOTICE OF GRANT

      This Notice of Grant (the "AGREEMENT") is made and entered into as of the date of grant set forth below (the "DATE OF GRANT") by and between Micron Electronics, Inc., a Minnesota corporation ("MICRON ELECTRONICS"), and the participant named below (the "PARTICIPANT"). Capitalized terms not defined herein shall have the meaning ascribed to them in Micron Electronics, Inc. 2001 Equity Incentive Plan.

PARTICIPANT:                    ___________________________________

TOTAL OPTION SHARES:            ___________________________________

EXERCISE PRICE PER SHARE:       ___________________________________

DATE OF GRANT:                  ___________________________________

FIRST VESTING DATE:             ___________________________________

EXPIRATION DATE:                (unless earlier terminated under Section 3 below
                                or Section 5.6 of the Plan)

TYPE OF STOCK OPTION:           NONQUALIFIED STOCK OPTION


      IN WITNESS WHEREOF, Micron Electronics, Inc. has caused this Agreement to be executed in triplicate by its duly authorized representative and Participant has executed this Agreement in duplicate, effective as of the Date of Grant.


MICRON ELECTRONICS, INC.                  PARTICIPANT

By:___________________________________    _____________________________________
                                          (Signature)


______________________________________    _____________________________________
(Please print name)                       (Please print name)


______________________________________
(Please print title)

                              TERMS AND CONDITIONS
                               OF NOTICE OF GRANT

      1. GRANT OF OPTION. Micron Electronics hereby grants to Participant an option (this "OPTION") to purchase the total number of shares of Common Stock,
 .01 par value, of Micron Electronics set forth above as Total Option Shares (the "SHARES") at the Exercise Price Per Share set forth above (the "EXERCISE
PRICE"), subject to all of the terms and conditions of this Agreement and the Plan.

      2.    EXERCISE PERIOD.

            2.1 Exercise Period of Option. Provided Participant continues to provide services to Micron Electronics or a Subsidiary or, for so long as it owns 50% or more of the total combined voting power of Micron Electronics, to Micron Technology, Inc., the Option will become vested and exercisable as to portions of the Shares as follows: (i) this Option shall not vest nor be exercisable with respect to any of the Shares until the First Vesting Date set forth on the first page of this Agreement (the "FIRST VESTING DATE"); (ii) on the First Vesting Date the Option will become vested and exercisable as to twenty-five percent (25%) of the Shares; and (iii) thereafter at the end of each full succeeding month the Option will become vested and exercisable as to 2.08333% of the Shares until the Shares are vested with respect to one hundred percent (100%) of the Shares. If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share for each month except for the last month in such vesting period, at the end of which last month this Option shall become exercisable for the full remainder of the Shares.

            2.2 Vesting of Options. Shares that are vested pursuant to the schedule set forth in Section 2.1 are "VESTED SHARES." Shares that are not vested pursuant to the schedule set forth in Section 2.1 are "UNVESTED SHARES."

            2.3 Expiration. The Option shall expire on the Expiration Date set forth above or earlier as provided in Section 3 below or pursuant to Section 5.6 of the Plan.

      3.    TERMINATION.

            3.1 Termination for Any Reason Except Death, Disability or Cause. If Participant is Terminated for any reason other than death, Disability or for Cause, then the Participant may exercise such Participant's Options only to the extent that such Options are exercisable upon the Termination Date or as otherwise determined by the Committee. Such Options must be exercised by the Participant, if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within thirty (30) days after the Termination Date but in any event, no later than the expiration date of the Options.

            3.2 Termination Because of Death or Disability. If Participant is Terminated because of Participant's death or Disability (or the Participant dies within thirty (30) days after a Termination other than for Cause), then Participant's Options may be exercised only to the extent that such Options are exercisable by Participant on the Termination Date or as otherwise determined by the Committee. Such options must be exercised by Participant (or Participant's legal representative or authorized assignee), if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within twelve (12) months after the Termination Date but in any event no later than the expiration date of the Options.

            3.3 Termination for Cause. If Participant is terminated for Cause, then Participant's Options shall expire on such Participant's Termination Date, or at such later time and on such conditions as are determined by the Committee.

            3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, Micron Electronics or a Subsidiary or limit in any way the right of Micron Electronics or a Subsidiary to terminate Participant's employment or other relationship at any time, with or without Cause.

            3.5 Confidentiality. Participant agrees that information regarding this Option, including, but not limited to, the issuance of the Option to Participant and the number of Shares subject to the Option, is Micron Electronics confidential information, and is subject to Participant's obligations to maintain such information in confidence. Participant agrees not to disclose such information to any third party, except to his or her immediate family members, accountants, financial advisors and attorneys (each of whom shall be informed of the confidential nature of the information and agree not to disclose the information to any third party), or as required by law. Participant agrees that the Committee may, at its discretion, immediately terminate all or part of this Option if Participant violates this Section 3.5.

      4.    MANNER OF EXERCISE.

            4.1 Stock Option Exercise Agreement. To exercise this Option, Participant (or in the case of exercise after Participant's death or incapacity, Participant's executor, administrator, heir or legatee, as the case may be) must deliver to Micron Electronics an executed stock option exercise agreement in such form as may be approved by the Committee from time to time (the "EXERCISE AGREEMENT"), which shall set forth, inter alia, (i) Participant's election to exercise the Option, (ii) the number of Shares being purchased, (iii) any restrictions imposed on the Shares and (iv) any representations, warranties and agreements regarding Participant's investment intent and access to information as may be required by Micron Electronics to comply with applicable securities laws. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to Micron Electronics verifying that such person has the legal right to exercise the Option and such person shall be subject to all of the restrictions contained herein as if such person were the Participant.

            4.2 Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Option may not be exercised as to fewer than one hundred (100) Shares unless it is exercised as to all Shares as to which the Option is then exercisable.

            4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the shares being purchased in cash (by check), or where permitted by law:

            (a) by cancellation of indebtedness of Micron Electronics or a Subsidiary to the Participant;

            (b) by surrender of shares of Micron Electronics's Common Stock that (i) either (A) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from Micron Electronics by use of a promissory note, such note has been fully paid with respect to such shares); or (B) were obtained by Participant in the open public market; and (ii) are clear of all liens, claims, encumbrances or security interests;

            (c) by waiver of compensation due or accrued to Participant from Micron Electronics or a Subsidiary for services rendered;

            (d) provided that a public market for Micron Electronics's stock exists: (i) through a "same day sale" commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to Micron Electronics, or (ii) through a "margin" commitment from Participant and an NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the total Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to Micron Electronics; or

            (e)   any other form of consideration approved by the Committee; or

            (f)   by any combination of the foregoing.

            4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Participant must pay or provide for any applicable federal, state and local withholding obligations of Micron Electronics or any Subsidiary. If the Committee permits, Participant may provide for payment of withholding taxes upon exercise of the Option by requesting that Micron Electronics retain the minimum number of Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld; but in no event will Micron Electronics withhold Shares if such withholding would result in adverse accounting consequences to Micron Electronics or any Subsidiary. In such case, Micron Electronics shall issue the net number of Shares to the Participant by deducting the Shares retained from the Shares issuable upon exercise.

            4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for Micron Electronics, Micron Electronics shall issue the Shares registered in the name of Participant, Participant's authorized assignee, or Participant's legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

      5.    CORPORATE TRANSACTIONS.

            5.1 Assumption or Replacement of Options by Successor. In the event of (i) a dissolution or liquidation of Micron Electronics, (ii) a merger or consolidation in which Micron Electronics is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of Micron Electronics in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of Micron Electronics or their relative stock holdings and the Options granted under the Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), or (iii) a merger in which Micron Electronics is the surviving corporation but after which the stockholders of Micron Electronics immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with Micron Electronics in such merger) cease to own their shares or other equity interest in Micron Electronics (each, a "CORPORATE TRANSACTION"), any or all outstanding Options may be assumed, converted or replaced by the successor or acquiring corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor or acquiring corporation may substitute equivalent Options or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Options). The successor or acquiring corporation may also issue, in place of outstanding unvested Shares of Micron Electronics held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.

            In the event such successor or acquiring corporation (if any) refuses to assume or substitute Options, as provided above, pursuant to a Corporate Transaction described in this Subsection 5.1, then notwithstanding any other provision in the Plan or Notice of Grant to the contrary, the vesting of such Options will accelerate and the Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the Corporate Transaction, they shall terminate in accordance with the provisions of the Plan. Notwithstanding anything in the Plan or the Notice of Grant to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Options granted pursuant to the Plan will accelerate upon a Corporate Transaction described in this Section 5. If the Committee exercises such discretion with respect to Options, such Options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the Corporate Transaction, they shall terminate at such time as determined by the Committee.

            5.2 Other Treatment of Options. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 5, in the event of the occurrence of any transaction described in Section 5.1 hereof, any outstanding Options will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

      6. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by Micron Electronics and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which Micron Electronics's Common Stock may be listed at the time of such issuance or transfer. Participant understands that neither Micron Electronics nor any Subsidiary is under any obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

      7. NONTRANSFERABILITY OF OPTION. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by the Committee. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Participant. Unless otherwise restricted by the Committee, the Option shall be exercisable: (i) during the Participant's lifetime only by (A) the Participant, (B) the Participant's guardian or legal representative, (C) a Family Member of the Participant who has acquired the Option by "permitted transfer;" and (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means, as authorized by this Plan and the Committee in an Option, any transfer effected by the Participant during the Participant's lifetime of an interest in such Option but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer of under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

      8. TAX CONSEQUENCES. Set forth below is a brief summary as of the Effective Date of the Plan of some of the tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

            8.1 Exercise of Nonqualified Stock Option. There may be a regular federal and state income tax liability upon the exercise of the Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Participant is a current or former employee of Micron Electronics or a Subsidiary, Micron Electronics may be required to withhold from Participant's compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

            8.2 Disposition of Shares. The following tax consequences may apply upon disposition of the Shares. If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an Option, any gain realized on disposition of the Shares will be treated as long term capital gain. If the Shares are disposed of within this twelve (12) month period, any gain realized on such disposition will be treated as compensation income. Micron Electronics may be required to withhold from the Participant's compensation or collect from the Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

      9. PRIVILEGES OF STOCK OWNERSHIP. Participant shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Participant.

      10. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or Micron Electronics to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on Micron Electronics and Participant.

      11. ENTIRE AGREEMENT. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

      12. NOTICES. Any notice required to be given or delivered to Micron Electronics under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of Micron Electronics at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to Micron Electronics. All notices shall be deemed to have been given or delivered upon:
(i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or
(iv) one (1) business day after transmission by facsimile, rapifax or telecopier.

      13. SUCCESSORS AND ASSIGNS. Micron Electronics may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Micron Electronics. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant's heirs, executors, administrators, legal representatives, successors and assigns.

      14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

      15. ACCEPTANCE. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax adviser prior to such exercise or disposition.